Exhibit 10.18

UNISYS CORPORATION

2005 DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2005)

Article I

Purpose & Authority

1.1 Purpose. The purpose of the Plan is to offer Eligible Executives the opportunity to defer receipt of a portion of their compensation from the Corporation, to receive Corporation Contributions and, effective January 1, 2007, to receive Savings Plan Credits, under terms advantageous to both the Eligible Executive and the Corporation and subject to rules that are intended to satisfy the requirements of Code section 409A.

1.2 Effective Date. The Board originally approved the Deferred Compensation Plan for Officers of Unisys Corporation on January 29, 1982. That plan, currently named the Unisys Corporation Deferred Compensation Plan, has been amended and restated from time to time since its original adoption. Deferrals of compensation earned and vested before January 1, 2005 were made under that plan and amounts deferred under that plan will continue to be subject to the rules set forth in that plan document. This Plan was originally effective January 1, 2005. This document is an amendment and restatement and includes all amendments to the Plan made through December 31, 2006. Deferrals of compensation earned and vested on or after the Effective Date will be subject to the rules set forth in this Plan document as it may be amended from time to time.

1.3 Authority. Any decision made or action taken by the Corporation and any of its officers or employees involved in the administration of this Plan, or any member of the Board or the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of all and each of them, as the case may be, and will be conclusive and binding on all parties. No member of the Board and no employee of the Corporation shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving the member’s or employee’s bad faith, for anything done or omitted to be done by himself or herself.

Article II

Definitions

2.1 “Account” means, for any Participant, each memorandum account established for the Participant under Section 6.1.

2.2 “Account Balance” means, for any Participant as of any date and with respect to any Account, the aggregate amount reflected in that Account.

2.3 “Annual Incentive Pay” means, for any individual, the amount payable, if any, to such individual under the Unisys Executive Variable Compensation Plan (or under any successor annual incentive plan of the Corporation) or under any other similar annual incentive plan of the Corporation approved by the Vice President, Human Resources.

2.4 “Beneficiary” means the person or persons designated from time to time in writing by a Participant to receive payments under the Plan after the death of such Participant or, in the absence of such designation or in the event that such designated person or persons predeceases the Participant, the Participant’s estate.

2.5 “Board” means the Board of Directors of the Corporation.

2.6 “Change in Control” shall have the same meaning as is ascribed to that term under section 11(b) of the Unisys Corporation 2003 Long-Term Incentive and Equity Compensation Plan, except that each reference to “20%” in such section shall be replaced by “35%.”

2.7 “Code” means the Internal Revenue Code of 1986, as amended.

2.8 “Committee” means the Compensation Committee of the Board, or such other committee as may be appointed by the Board to administer the Plan.

2.9 “Corporation” means Unisys Corporation.

2.10 “Corporation Contributions” means discretionary amounts that are credited by the Corporation to the Corporation Contributions Accounts of eligible Participants at any time based on individual or corporate performance or such other criteria as is deemed appropriate by the Corporation.

2.11 “Corporation Contributions Account” means that portion of a Participant’s Account to which any Corporation Contributions under the Plan for him or her are credited.

2.12 “Deferral Election” means an election by an Eligible Executive to defer a portion of his or her compensation from the Corporation under the Plan, as described in Section 3.1.

2.13 “Directors’ Plan” means the 2005 Deferred Compensation Plan for Directors of Unisys Corporation.

2.14 “Effective Date” means January 1, 2005, the original effective date of the Plan.

2.15 “Eligible Executive” means, for any calendar year, an employee (a) whose base salary from the Corporation equals or exceeds 70 percent (70%) of the maximum amount of compensation that is permitted to be taken into account under Code section 401(a)(17) and who is eligible to receive Annual Incentive Pay or sales commissions, (b) whose base salary from the Corporation equals or exceeds the maximum amount of compensation that is permitted to be taken into account under Code section 401(a)(17), or (c) who satisfies any other eligibility criteria established by the Committee.

2.16 “Fair Market Value” means, on any date, the sales price of a share of Unisys Common Stock as of the official close of the New York Stock Exchange at 4:00 p.m. US Eastern Standard Time.

2.17 “Investment Measurement Option” means any of the hypothetical investment alternatives available for determining the additional amounts to be credited to a Participant’s Account under Section 6.2. As of the Effective Date, the

Investment Measurement Options available are all of the investment options available to eligible participants under the USP. Performance Unit Compensation deferred under the Plan will be held as Stock Units.

2.18 “Participant” means an Eligible Executive or former Eligible Executive who has made a Deferral Election and/or received Savings Plan Credits and/or Corporation Contributions and who has not received a distribution of his or her entire Account Balance.

2.19 “Performance Unit Compensation” means any amount payable to an Eligible Executive as a result of the Eligible Executive’s vesting in a Performance Unit award (including, but not limited to, share unit and restricted share unit awards) made under the terms of the Unisys Corporation 2003 Long-Term Incentive and Equity Compensation Plan, or any successor equity-based incentive compensation plan.

2.20 “Plan” means the Unisys Corporation 2005 Deferred Compensation Plan, as set forth herein and as amended from time to time.

2.21 “Revised Election” means an election made by a Participant, in accordance with Section 7.2, to change the date as of which payment of his or her Account Balance is to commence and/or the form in which such payment is to be made.

2.22 “Savings Plan Credits” means, effective January 1, 2007, amounts automatically credited by the Corporation to the Savings Plan Credits Accounts of eligible Participants in accordance with the provisions of Article IV of the Plan.

2.23 “Savings Plan Credits Account” means that portion of a Participant’s Account to which any Savings Plan Credits under the Plan for him or her are credited.

2.24 “Stock Units” means Unisys common stock-equivalent units. Each Stock Unit represents the equivalent of one share of Unisys common stock; therefore, the value of a Stock Unit on any given date is the Fair Market Value of a share of Unisys Common Stock on that date.

2.25 “USP” means the Unisys Savings Plan.

2.26 “Valuation Date” means any business day as of which the interest of a Participant in each of the Participant’s Accounts is valued.

Article III

Deferral of Compensation

3.1 Deferral Election.

(a) During any calendar year, each individual who is an Eligible Executive for such calendar year may, by properly completing and filing a Deferral Election in the form and manner prescribed by the Committee, elect to defer:

(1) all or a portion of his or her salary that, absent deferral under this Plan but giving effect to any deferral or salary deduction election under any other plan maintained by the Corporation (other than the USP), would be paid to him or her for services rendered during the next following calendar year; and/or

(2) up to seventy-five percent (75%) of his or her sales commissions that, absent deferral under this Plan but giving effect to any deferral or salary deduction election under any other plan maintained by the Corporation (other than the USP), would be paid to him or her for sales made during the next following calendar year; and

(3) all or a portion of his or her Annual Incentive Pay that, absent deferral under this Plan, but giving effect to any deferral or salary deduction election under any other plan maintained by the Corporation (other than the USP), would be paid to him/her in the next following calendar year.

(b) To be effective, a Deferral Election with respect to salary or sales commissions must be filed by the date specified by the Committee, or if no date is specified, by October 31 of the calendar year immediately preceding the calendar year in which the amounts to be deferred, absent deferral, would be earned by the Eligible Executive. A Deferral Election with respect to Annual Incentive Pay must be made by June 30 of the calendar year for which the Annual Incentive Pay will be paid. Notwithstanding the foregoing, an individual who becomes an Eligible Executive after the Effective Date of the Plan may make and file a Deferral Election on or before the date that is 30 days after the date on which he or she becomes an Eligible Executive with respect to salary and/or sales commissions that, absent deferral, would be paid to him or her during the remainder of the calendar year in which he or she becomes an Eligible Executive, with such Deferral Election becoming effective as soon as administratively practicable.

(c) In addition to the Deferral Elections described in Section 3.1(a), an Eligible Executive may make a Deferral Election with respect to Performance Unit Compensation that, absent deferral, would be paid to the Eligible Executive. To be effective, a Deferral Election with respect to Performance Unit Compensation must be made in writing by the Eligible Executive on or before the date on which the award of Performance Unit Compensation that the Eligible Executive intends to defer is granted to the Eligible Executive.

(d) Once made, a Deferral Election shall become effective upon approval by the Corporate Executive Compensation Department and is thereafter irrevocable, except to the extent otherwise provided in Section 7.2. A Deferral Election will be deemed to have been approved by the Corporate Executive Compensation Department if it is not disapproved by the Corporate Executive Compensation Department within ten days of the date on which it is received.

(e) An Eligible Executive’s Deferral Election must specify either a percentage or a certain dollar amount of his or her salary, sales commissions, and/or Annual Incentive Pay, and/or a percentage of his or her Performance Unit Compensation, to be deferred under the Plan. In addition, the Deferral Election must specify the portion of the year, if less than the full year, to which the Deferral Election is to apply. Finally, the Deferral Election must specify the date on which payment of the Eligible Executive’s Account Balance is to commence and the manner in which such payment is to be made.

(1) The Eligible Executive must specify the date as of which payment of his or her Account Balance is to commence and may specify that such payment is to commence as of:

(A) his or her separation from service (within the meaning of Code section 409A) with the Corporation;

(B) a specific date that is at least two years after the end of the calendar year containing the date on which the amounts to be deferred, absent deferral, would be paid to the Eligible Executive;

(C) upon the Eligible Executive’s becoming disabled (within the meaning of Code section 409A);

(D) upon a Change in Control of the Corporation; or

(E) upon the earlier (or earliest) to occur of two (or more) dates described in (A) – (D) of this Paragraph 3.1(e)(1).

(2) The Eligible Executive must specify the manner in which payment of his or her Account Balance is to be made and may specify that such payment is to be made either in a single sum or in annual installments. If the Eligible Executive specifies a date for payment to commence that is before his or her separation from service, then the Eligible Executive may not elect an installment payment over a period shorter than two years or longer than five years.

(3) Notwithstanding the foregoing, any form of payment elected by an Eligible Executive will provide that any payments otherwise not made by the March 31 first following the date that is 20 years after the date of the Eligible Executive’s separation from service will be made as soon as administratively practicable on or after that date.

(4) Notwithstanding the foregoing, if an Eligible Executive has elected that distribution be made pursuant to Subparagraph (1)(A) above, and the Eligible Employee is a “specified employee” within the meaning of Code section 409A, distribution will commence as soon as administratively practicable on or after the date that is six months after the date of the Eligible Executive’s separation from service with the Corporation.

(f) Deferrals of an Eligible Executive’s salary shall be credited to the Plan ratably throughout the year (or, where applicable, the portion of the year) to which the Deferral Election applies. Deferrals of an Eligible Executive’s Annual Incentive Pay and Performance Unit Compensation shall be credited in a single sum. Any deferral will be credited to the Plan as soon as administratively practicable after the date on which the amount, absent deferral, would be payable to the Participant.

(g) A Deferral Election with respect to salary shall expire as of the last day of the calendar year that includes the first day on which any amount, absent deferral, would be paid to the Eligible Executive and a Deferral Election with respect to Annual Incentive Pay or Performance Unit Compensation shall expire as of the date on which the Annual Incentive Pay or Performance Unit Compensation that is the subject of the Deferral Election is credited under the Plan.

Article IV

Savings Plan Credits

4.1 Savings Plan Credits. Effective January 1, 2007, with respect to any calendar year, unless the Corporation determines otherwise prior to the beginning of such calendar year, the Corporation will credit Savings Plan Credits to the Plan on behalf of any Participant as provided in this Section 4.1. The amount of Savings Plan Credits that will be credited to the Participant’s Savings Plan Credits Account for a calendar year will be equal to (a) 6% of such Participant’s compensation (as defined under the USP) for the calendar year that is in excess, if any, of the maximum amount of compensation that is permitted to be taken into account under Code section 401(a)(17), and (b) 6% of the Participant’s Deferral Election, if any, under Section 3.1(a) for the calendar year.

4.2 Vesting. Effective January 1, 2007,

(a) Participants will be fully vested in their Savings Plan Credits Accounts, if any.

(b) Notwithstanding any provision of the Plan to the contrary, any amounts credited to a Participant’s Savings Plan Credits Account will be immediately forfeited in the event it is found by the Committee that a Participant, either during or following separation from service with the Corporation, willfully engaged in any activity which is determined by the Committee to be materially adverse or detrimental to the interests of the Corporation, including any activity which might reasonably be considered by the Committee to be of a nature warranting dismissal of an employee for cause. While the Committee’s decision is pending, the Committee may suspend the payment of benefits to such Participant, and will furnish notice to the Participant of such review. The

Committee will consider in its deliberation relative to this provision any explanation or justification submitted to it in writing by the Participant within 60 days following the giving of such notice. The acceptance by a Participant of any benefit under this Plan shall constitute an agreement with the provisions of this Plan and a representation that he or she is not engaged or employed in any activity serving as a basis for suspension or forfeiture of benefits hereunder. The Committee may require each Participant eligible for a benefit under this Plan to acknowledge in writing prior to payment of such benefit that he or she will accept payment of benefits under this Plan only if there is no basis for such suspension or forfeiture.

4.3 Timing of Savings Plan Credits. Savings Plan Credits to a Participant’s Savings Plan Credits Account under Section 4.1(a) will commence to be credited each payroll period following the first payroll period for the calendar year in which the Participant’s compensation (as defined under the USP) exceeds the maximum amount of compensation that is permitted to be taken into account under Code section 401(a)(17). Savings Plan Credits to a Participant’s Savings Plan Credits Account pursuant to Section 4.1(b) will be credited to the Plan ratably throughout the year (or, where applicable, the portion of the year) to which the corresponding Deferral Election applies. Any Savings Plan Credits will be credited to the Plan as soon as administratively practicable after the applicable pay period to which such Savings Plan Credits are applicable.

4.4 Distribution of Savings Plan Credits. Amounts credited to a Participant’s Savings Plan Credits Account will be distributed to the Participant as a single sum distribution upon his or her separation from service (within the meaning of Code section 409A) with the Corporation; provided, however, that if the Participant is a “specified employee” (within the meaning of Code section 409A) at such time, distributions will commence as soon as administratively practicable on of after the date that is six months after the date of the Participant’s separation from service with the Corporation.

Article V

Corporation Contributions

5.1 Corporation Contributions. The Corporation may make Corporation Contributions to a Participant’s Corporation Contributions Account from time to time.

5.2 Vesting. Participants will vest in their Corporation Contributions Accounts according to the schedule established by the Corporation when the Corporation Contribution is made to that Corporation Contributions Account. If a Participant dies while employed by the Corporation, the Participant will be fully vested in all his Corporation Contributions Accounts, if any.

Article VI

Treatment of Deferred Amounts

6.1 Memorandum Account. The Corporation shall establish on its books a separate Account for each Participant for each calendar year in which the Participant defers amounts pursuant to a Deferral Election. In addition, Corporation

Contributions, if any, and, effective January 1, 2007, Savings Plan Credits, if any, will be credited to a Participant’s Account and recorded in a separate Corporation Contributions Account and Savings Plan Credits Account, respectively, therein. Performance Unit Compensation will be credited to the Participant’s Account as Stock Units. As of each Valuation Date, incremental amounts determined in accordance with Section 6.2 will be credited or debited to each Participant’s Account. Any payments made to or on behalf of the Participant and for his or her Beneficiary shall be debited from the Account. No assets shall be segregated or earmarked in respect to any Account and no Participant or Beneficiary shall have any right to assign, transfer, pledge or hypothecate his or her interest or any portion thereof in his or her Account. The Plan and the crediting of Accounts hereunder shall not constitute a trust or a funded arrangement of any sort and shall be merely for the purpose of recording an unsecured contractual obligation of the Corporation.

6.2 Investment Measurement Options.

(a) Subject to the provisions of this Section 6.2, a Participant’s Account shall be credited or debited with amounts equal to the amounts that would be earned or lost with respect to the Participant’s Account Balance (including, with respect to Stock Units, dividend equivalents and other adjustments) if amounts equal to that Account Balance were actually invested in the Investment Measurement Options in the manner specified by the Participant.

(b) Each Eligible Executive may elect, at the same time as a Deferral Election is made, to have one or more of the Investment Measurement Options applied to current deferrals. Such election with respect to current deferrals may be changed at any time upon appropriate notice to the Plan recordkeeper. Corporation Contributions will be hypothetically invested in the same manner as amounts attributable to a participant’s Deferral Elections for such calendar year, unless the Participant elects otherwise if permitted by the Committee.

(c) Subject to the restrictions described in subsection (e), a Participant may elect to change the manner in which Investment Measurement Options apply to existing Account Balances. Such an election will be effective as soon as practicable after the Participant has provided appropriate notice to the Plan recordkeeper.

(d) Notwithstanding anything to the contrary in the Plan, the deferral of Performance Unit Compensation may not be credited with any Investment Measurement Option.

(e) The following rules apply to Investment Measurement Options.

(1) The percentage of a Participant’s current deferrals and/or Account Balance to which a specified Investment Measurement Option is to be applied must be in integral multiples of one percent (1%). The Participant may change the specified Investment Measurement Options which shall apply to his or her Account(s) on any business day as of which the Plan’s recordkeeper is open for business. Changes in a specified Investment Measurement Option with respect to a Participant’s Account will be effective as soon as administratively practicable following receipt of the Participant’s election.

(2) To the extent that a Participant has not specified an Investment Measurement Option to apply to all or a portion of his or her current deferrals, Corporation Contributions, Account Balance and/or, effective January 1, 2007, Savings Plan Credits, the Fidelity Balanced Fund or such other fund as designated by the Committee from time to time shall be deemed to be the applicable Investment Measurement Option.

(3) The chosen Investment Measurement Option or Options shall apply to deferred amounts on and after the date on which such amounts are credited to the Participant’s Account.

(f) The Committee shall have the authority to modify the rules and restrictions relating to Investment Measurement Options (including the authority to change such Investment Measurement Options prospectively) as it, in its discretion, deems necessary and in accord with the investment practices in place under the USP.

Article VII

Payment of Deferred Amounts

7.1 Form and Time of Payment. The benefits to which a Participant or a Beneficiary may be entitled under the Plan shall be paid in accordance with this Section 7.1.

(a) All payments under the Plan shall be made in cash, provided, however, that unless otherwise provided by the Committee, Stock Units shall be paid in shares of Unisys common stock.

(b) Except as otherwise provided in Section 4.3 with respect to Savings Plan Credits and Sections 7.2, payment of a Participant’s Account Balance shall commence as of the Valuation Date next following the date or dates specified in the Participant’s Deferral Election or Elections or (where applicable) the Participant’s Revised Election or Elections, provided, however, that where the Participant’s Deferral Election or Elections or (where applicable) the Participant’s Revised Election or Elections specify that payments with respect to a Participant’s Account Balance are to commence as of a specified date or specified dates not determined by reference to the Participant’s separation from service and the Participant separates from service with the Corporation prior to such date or dates, payment of the portion of the Participant’s Account Balance that was deferred to such date or dates shall commence as of the Valuation Date next following the Participant’s separation from service, but in the same form specified in the Participant’s Deferral Election or Elections or (where applicable) the Participant’s Revised Election or Elections.

(c) All payments shall be made in the form or forms specified in the Participant’s Deferral Election or Elections or (where applicable) the Participant’s Revised Election or Elections, provided, however, that payment of a Participant’s Savings Plan Credits Account will be made in the form of a single sum upon the Participant’s separation from service with the Corporation as provided in Section 4.4.

(d) To the extent a Participant has not specified the form or time of payment of his or her Account Balance, payment of the portion of the Participant’s Account attributable to Deferral Election and the Participant’s Corporation Contributions Account will be made in a single sum as soon as administratively practicable, but within 90 days, after the first Valuation Date following the Participant’s separation from service with the Corporation.

(e) To the extent a Participant has elected payment in the form of annual installments, each installment payment after the initial installment payment shall be made on or about March 31 of each year following the year in which the first installment was paid. With respect to each Deferral Election made by a Participant, the amount of each annual installment payment to be made to a Participant or Beneficiary under such Deferral Election shall be determined by dividing the portion of the Participant’s Account Balance attributable to such Deferral Election as of the latest Valuation Date preceding the date of payment by the number of installments remaining to be paid under such Deferral Election.

(f) Notwithstanding any Deferral Election made by the Participant:

(1) If the Participant terminates employment before the specific date as of which a Participant’s Account Balance is scheduled to be paid to the Participant, the payment of the Participant’s Account Balance will commence in the form elected by the Participant as soon as administratively practicable on or after the date as of which the Participant terminated employment.

(2) If a Participant terminates employment after beginning to receive any portion of an Account Balance that was to be paid to the Participant as of a specific date, the remaining Account Balance shall be distributed in accordance with the distribution election in effect at the time of the Participant’s separation from service.

(3) If the balance in all of a Participant’s Accounts is less than $10,000 at the time of a Participant’s separation from service, the balance in all the Participant’s Accounts shall be paid to the Participant in a single sum.

(4) Any portion of a Participant’s Account Balance that has not been paid to the Participant as of the date of his or her death shall be paid to the Participant’s Beneficiary in a single sum as soon as administratively practicable after the Valuation Date following the date on which the Corporation receives notification of the Participant’s death.

(5) If a Participant demonstrates to the satisfaction of the Committee that he or she has incurred an “unforeseeable emergency” within the meaning of Code section 409A, the Participant may receive a distribution of the amount necessary to meet his or her unforeseeable emergency.

7.2 Revised Election.

(a) Pursuant to a Revised Election, a Participant may specify:

(1) a date for the commencement of the payment of the Participant’s Account Balance attributable to Deferral Elections that, if the Participant originally elected a specified date for payment (as opposed to payment upon separation from service with the Corporation), is a date at least five years after the date specified in the Participant’s applicable Deferral Election; and/or

(2) a form of payment that calls for a greater number of annual installment payments than that specified in the Participant’s applicable Deferral Election,

or a number of annual installment payments where the Participant specified a single sum payment in his or her applicable Deferral Election, provided that the first installment begins no earlier than five years after the date on which the Participant originally elected that distribution commence.

(3) Notwithstanding the foregoing, a Participant may not elect a time of benefit commencement and/or a form of payment to the extent that such an election would cause any payments to be made after the March 31 first following the date that is 20 years after the date of the Participant’s separation from service.

(b) A Participant may only make three Revised Elections with respect to the portion of the of the Participant’s Accounts attributable to Deferral Elections.

(c) To be effective, a Revised Election must be:

(1) made in writing by the Participant on a form furnished for such purpose by the Corporate Executive Compensation Department;

(2) submitted to the Corporate Executive Compensation Department on or before the date that is one year before the date on which the portion of the Participant’s Account Balance attributable to the Deferral Election is the subject of the Revised Election would, absent the Revised Election, first become payable; and

(3) approved by the Corporate Executive Compensation Department. A Revised Election will be deemed to have been approved by the Corporate Executive Compensation Department if it is not disapproved by the Corporate Executive Compensation Department within ten days of the date on which it is received.

Article VIII

Miscellaneous

8.1 Amendment. The Board may modify or amend, in whole or in part, any of or all the provisions of the Plan, or suspend or terminate it entirely; provided, however, that any such modification, amendment, suspension or termination may not, without the Participant’s consent, adversely affect any amount credited to him or her for any period prior to the effective date of such modification, amendment, suspension or termination, except no Participant consent is necessary if such modification, amendment, suspension or termination is necessary to comply with the requirements of Code section 409A. The Plan shall remain in effect until terminated pursuant to this provision.

8.2 Administration. The Committee shall have the sole authority to interpret the Plan and in its discretion to establish and modify administrative rules for the Plan, including (but not limited to) establishing rules regarding elections, investments and distributions. Notwithstanding any provision of the Plan to the contrary, the Committee shall administer the Plan in a manner that is consistent with the requirements of Code section 409A. All expenses and costs in connection with the operation of this Plan shall be borne by the Corporation. The Corporation shall have the right to deduct from any payment to be made pursuant to this Plan any federal, state, local or foreign taxes required by law to be withheld, and any associated interest and/or penalties.

8.3 Governing Law. The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the Commonwealth of Pennsylvania except as such laws may be superseded by the federal law.

8.4 Unfunded Plan. It is intended that the Plan constitute an “unfunded” plan for deferred compensation. The Corporation may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan; provided, however, that, unless the Corporation otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan. Any liability of the Corporation to any person with respect to any grant under the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No such obligation of the Corporation shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Corporation.

8.5 Payment of FICA and Other Taxes. Generally, any FICA or other taxes that are payable by the Participant and are required to be withheld by the Corporation during any period with respect to amounts deferred under the Plan pursuant to Section 3.1 or, effective January 1, 2007, amounts credited by the Corporation pursuant to Sections 4.1 or 5.1 during such period shall be withheld from the compensation otherwise currently payable to the Participant during the period. To the extent that, as a result of a Deferral Election, the compensation currently payable to an Participant during any period is insufficient to permit an amount equal to the FICA and other taxes that are payable by the Participant, and required to be withheld by the Corporation, during that period to be withheld from such current compensation, the Participant’s Account Balance shall be reduced by an amount equal to the sum of (a) the difference between the amount of FICA and other taxes payable by the Participant, and required to be withheld by the Corporation, during the period and the amount of compensation otherwise currently payable to the Participant during the period and (b) any additional federal, state, local and foreign income taxes payable by the Participant with respect to the reduction in his or her Account Balance made pursuant to this Section 8.5.

Article IX

Transfer of Account Balance

9.1 Transfer to Director’s Plan. Notwithstanding any election of form of payments made hereunder, a Participant who, following his separation from service with the Corporation will be eligible to participate in the Directors’ Plan, may elect at any time prior to the date that is three months and one day before the Participant’s separation from service to transfer all or any portion of his Account Balance attributable to a Deferral Election to the Directors’ Plan; provided, however, that such transfer election may only be made if permitted under Code section 409A and such transfer complies with the requirements of Code section 409A. Such transfer must occur prior to the date that payments of the Participant’s Account Balance would otherwise be made, or commence, hereunder. Upon transfer, the Participant’s Account Balance (or the portion thereof transferred) will be subject to the terms and conditions of the Directors’ Plan, provided, however, that any election of form of payment made under the Directors’ Plan with respect to the amount transferred may not provide for a form of payment that is in any way more rapid than the form of payment in effect under this Plan with respect to such amounts immediately prior to transfer to the Directors’ Plan, nor may it provide for any later payment of the amount transferred except to the extent that any election of such later payment complies with the requirements of Section 7.2 above. Valuation of the Account Balance (or the portion thereof) to be transferred shall be made consistent with the valuation provisions described in Article VI. Upon transfer, the Participant’s (or his or her Beneficiary’s) rights hereunder with respect to the amounts transferred shall cease.

IN WITNESS WHEREOF, and as evidence of the adoption of the Plan as amended and restated herein, Unisys Corporation has caused this instrument to be executed by its duly authorized representatives.

UNISYS CORPORATION:

By:	/s/ Patricia A. Bradford
Patricia A. Bradford

Dated: December 22, 2006

By:	/s/ Janet Brutschea Haugen
Janet Brutschea Haugen

Dated: December 27, 2006